   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 20, 1994
                                                            REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                  ----------
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                  ----------
                                   IMRS INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                                            06-1326879
  (State or other jurisdiction of                              (IRS Employer
  incorporation or organization)                            Identification No.)

        777 LONG RIDGE ROAD, STAMFORD, CONNECTICUT 06902 (203) 321-3500 (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               LUCY RAE RICCIARDI
                            Chief Financial Officer
                                   IMRS INC.
                              777 Long Ridge Road
                          Stamford, Connecticut 06902
                                 (203) 321-3500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  ----------
                                    COPY TO:
                             JAMES P. O'HARE, ESQ.
                           TESTA, HURWITZ & THIBEAULT
                                 Exchange Place
                                53 State Street
                          Boston, Massachusetts 02109
                                 (617) 248-7000
         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
                                  ----------
                        CALCULATION OF REGISTRATION FEE

                                                    Proposed           Proposed
          Title of                                  Maximum             Maximum
           Shares                 Amount to      Offering Price         Aggregate               Amount of
      to be Registered          be registered     Per Share(1)      Offering Price(1)      Registration Fee(2)
- -----------------------------   --------------   --------------      -----------------     -------------------
Common Stock, $ .01 par value   514,585 shares      $32 1/4          $16,595,366.25             $5,722.54

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.
(2) Pursuant to Rule 457(c) of the Securities Act of 1933, the registration fee has been calculated based upon the average of the high and low prices per share of Common Stock on the Nasdaq National Market on December 16, 1994

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             ---------------------

                 SUBJECT TO COMPLETION, DATED DECEMBER 20, 1994

                                   PROSPECTUS

                                 514,585 SHARES

                                      IMRS

                                  COMMON STOCK

                             ---------------------

This Prospectus relates to the sale of up to 514,585 shares (the "Shares") of the common stock, par value $.01 per share (the "Common Stock"), of IMRS Inc. ("IMRS" or the "Company") by certain stockholders of the Company and certain holders of warrants to purchase Common Stock of the Company (collectively, the "Selling Stockholders") who acquired the Shares or warrants exercisable for the Shares in connection with the acquisition by the Company of Pillar Corporation. The Selling Stockholders may sell the Shares from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect these transactions by selling the Shares to or through broker-dealers, who may receive compensation in the form of discounts or commissions from the Selling Stockholders or from the purchasers of the Shares for whom the broker-dealers may act as an agent or to whom they may sell as principal, or both. See "Selling Stockholders" and "Plan of Distribution."

The Company will not receive any of the proceeds from the sale of the Shares. The Company has agreed to bear all of the expenses in connection with the registration and sale of the Shares (other than selling commissions).

The Common Stock of the Company is quoted on the Nasdaq National Market under the symbol "IMRS." On December 16, 1994, the last reported sale price for the Common Stock on the Nasdaq National Market was $32 3/8 per share.

                                  ----------

SEE "INVESTMENT CONSIDERATIONS" FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                  ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT BE LAWFULLY MADE.

               The date of this Prospectus is December ___, 1994.

                             AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock of the Company is traded on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006.

The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are necessarily summaries of such documents, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement for a more complete description of the matters involved. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.

The Company will provide without charge to each person to whom a Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Lucy Rae Ricciardi, Chief Financial Officer, IMRS Inc., 777 Long Ridge Road, Stamford, Connecticut 06902.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference (File No. 0-19538):

   1. The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1994.

   2. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994.

   3. The Company's Current Report on Form 8-K dated November 29, 1994, reporting the acquisition by the Company of Pillar Corporation, a California corporation.

   4. The description of the Company's Common Stock, $.01 par value per share, contained in the Registration Statement on Form 8-A filed under the Exchange Act and declared effective on October 25, 1991, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the Shares, shall be deemed to be incorporated by reference in this Prospectus and made a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                   TRADEMARKS

IMRS, Hyperion, IMRS OnTrack, Executive Forum, Micro Control, FASTAR, FinalForm, Financial Intelligence, FYPlan, Retrieve-MC, InteractiveMC, OnRequest, Pillar and TelePath are registered trademarks of the Company. FYControl, Hyperion Connect, Hyperion Financials, Hyperion SQL, IMRS Forms and IMRS/Pillar are trademarks of the Company. All other trademarks or trade names referred to in this Prospectus are the property of their respective owners.

                                  THE COMPANY

IMRS develops, markets and supports financial management applications for enterprise-wide client/server environments. IMRS software addresses the diverse accounting, planning, financial consolidation, management reporting, and information access needs of large corporations worldwide. The Company designs products specifically for network implementation, providing fast, multi-user access to centrally controlled and secure corporate data.

         The Company's product line provides executives, managers, analysts and accountants with the capability to collect, process, report and analyze business information. The Company's Hyperion, Micro Control and FASTAR products consolidate and report financial and other business data; IMRS OnTrack is a complete visual information access software product; and IMRS Forms and FinalForm are used to design, implement and control forms for detailed and consistent data collection. Together, FYPlan and FYControl are used for budgeting, forecasting and analysis. The Company also offers installation, training, consulting and support services. The Company markets its product worldwide to multi-divisional or multi-locational organizations which have extensive operations and significant information management requirements.

         The Company's principal offices are located at 777 Long Ridge Road, Stamford, Connecticut and the Company's telephone number is (203) 321-3500.

                              RECENT DEVELOPMENTS

On November 29, 1994, IP Merger, Inc. ("IP Merger"), a wholly-owned subsidiary of IMRS Inc. (the "Company"), merged (the "Merger") with and into Pillar Corporation ("Pillar"). As a result of the Merger, Pillar became a wholly-owned subsidiary of the Company, and the former securityholders of Pillar will receive approximately 511,400 shares of the Company's common stock, $.01 par value (the "Common Stock"), subject to an escrow reserve of approximately 92,000 shares. In addition, the Company agreed to assume options and warrants issued and outstanding immediately prior to the Merger for the purchase of approximately 73,500 shares of Common Stock, of which 3,227 shares of Common Stock that may be acquired upon the exercise of such warrants have been registered for sale hereunder. The terms of this transaction and the consideration received by Pillar stockholders were the result of arm's-length negotiations between representatives of Pillar and the Company. The terms of the Merger and the exchange of Pillar securities for the Common Stock are more fully described in the Agreement and Plan of Reorganization (the "Reorganization Agreement") dated as of November 7, 1994 among the Company, IP Merger, Pillar and American Stock Transfer & Trust Company, as escrow agent. This transaction has been accounted for as a pooling of interests.

Beverly Powell, Pillar's Senior Vice President of Sales, and Kimberly
Weins, Pillar's Director of Marketing, have each retained their existing positions at Pillar. Pillar's chief executive officer before the Merger, Kenneth Ross, has moved to a corporate position at IMRS that will utilize his extensive experience in accounting and financial management software. Pillar has become an operating subsidiary of IMRS, known as IMRS Pillar, and current employees are expected to remain at the California facility. Pillar's corporate budgeting products, FYPlan and FYControl, will be marketed separately and as complementary products to IMRS financial management software products.

                           INVESTMENT CONSIDERATIONS

In addition to the other information in this Prospectus, and the information incorporated in this Prospectus by reference, the following investment considerations should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered hereby.

Difficulty of Integrating Two Companies. The Merger was completed on November 29, 1994. The successful integration of the Company and Pillar is important to the future financial performance of the combined enterprise. The anticipated benefits of the Merger may not be achieved unless, among other things, the operations of Pillar are successfully combined with those of the Company in a timely manner. The diversion of the attention of management, and any difficulties encountered in the transition process, could have an adverse impact on the revenues and operating results of the combined enterprise. There can be no assurance that the Company will be able to successfully integrate Pillar and its products into the Company's operations.

Variability of Operating Results. The Company operates with little or no software licensing backlog. Therefore, quarterly revenues and operating results are dependent on the volume and timing of the signing of license agreements and product deliveries during the quarter, all of which are difficult to forecast. The Company's future operating results may fluctuate due to these and other factors, such as customer buying patterns, the timing of new product introductions and product upgrade releases, the Company's hiring plans, the scheduling of sales and marketing programs, and new product development. The Company generally has realized lower revenues in its first (September 30) and third

(March 31) fiscal quarters than in the immediately preceding quarters. The Company believes that these revenue fluctuations are caused by customer buying patterns, including traditionally slow purchase activity in the summer months and low purchase activity in the accounting and financial reporting applications market during the March quarter, as many potential customers are busy with their year-end closing and financial reporting. Due to the relatively fixed nature of certain costs, including personnel and facilities expenses, the decline in revenues in the first and third fiscal quarters typically results in lower profitability and may result in losses in these quarters.

New Products and Technological Change. The client/server financial software business is characterized by rapid technological change and uncertainty about the widespread acceptance of new products. The Company's continued success will depend upon the Company's ability to enhance its current products, to introduce new products that keep pace with technological and market developments and to address the increasingly sophisticated needs of its customers. There can be no assurance that the Company will be successful in developing and marketing, on a timely basis, product enhancements or new products that respond to technological advances by others, or that its new or existing products will adequately address the needs of the marketplace or continue to support current pricing levels.

Long-term Investment Cycle. Developing, selling and supporting financial software is expensive and the investment in product research and development often involves a long pay-back cycle. The Company began investing in the principal products that are significant to its current revenues in the 1980s and early 1990s. The Company's plans for 1995 include significant investment in software research and development from which significant revenues are not anticipated for a number of years, if at all. Future competitors of the Company may enter the market without the cost burden of such long-term investment.

Dependence on Proprietary Technology. The Company relies on a combination of trade secret, copyright and trademark laws, license agreements, nondisclosure and other contractual provisions and technical measures to protect its proprietary rights in its products. There can be no assurance that these protections will be adequate or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies. In addition, the laws of certain countries in which the Company's products are or may be licensed do not protect the Company's products and intellectual property rights to the same extent as the laws of the United States. Although the Company believes that its products, trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Company in the future.

Attraction and Retention of Key Personnel. The Company believes that its continued success depends in large part upon its ability to attract and retain highly-skilled technical, managerial and marketing personnel. Competition for such personnel in the software industry is intense. Although the Company has been successful to date in attracting and retaining the skilled personnel it requires to successfully develop new and enhanced products and to continue to grow and operate profitably, there can be no assurance that the Company will continue to attract and retain such personnel.

Lack of Significant Product Diversification. A significant portion of the Company's total revenues in recent fiscal periods were derived from licenses of software for financial consolidation and reporting applications and related services. The Company derived approximately 83%, 78% and 79% of its worldwide total revenues from licenses and related services for its Hyperion and Micro Control products for fiscal year 1994, 1993 and 1992, respectively. Accordingly, any reduction in demand or increase in competition in the market for financial consolidation and reporting software, or decline in sales of such products, especially Hyperion, could have a material adverse effect on the Company's business and financial condition.

International Operations. Approximately 29%, 28% and 20% of the Company's total revenues for each of its 1994, 1993 and 1992 fiscal years, respectively, were derived from markets outside of the United States. Risks associated with international operations include staffing and managing distant operations, dependence on independent distributors, fluctuations in foreign currency exchange rates and regulatory requirements.

Anti-Takeover Provisions; Possible Issuance of Preferred Stock. The Company's Certificate of Incorporation, as amended, and By-laws contain provisions that may make it more difficult for a third party to acquire, or discourage acquisition bids for, the Company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. In addition, shares of the Company's preferred stock may be issued in the future without further stockholder approval and upon such terms and conditions, having such rights, privileges and preferences, as the Board of Directors of the Company may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of any holders of the Company preferred stock that may be issued in the future. The issuance by the Company of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of preferred stock.

                                USE OF PROCEEDS

The proceeds from the sale of each Selling Stockholder's Shares will belong to the Selling Stockholder. The Company will not receive any of the proceeds from such sales of the Shares.

                          PRICE RANGE OF COMMON STOCK

The Company's Common Stock is quoted on the Nasdaq National Market under the symbol IMRS. The following table sets forth for the periods indicated the high and low closing sale prices for the Company's Common Stock as reported by the Nasdaq National Market.

                                                       High          Low
                                                      -------      -------
FISCAL 1995

  2nd Quarter (through December 16, 1994) . . . . .   $39 3/4      $32 1/4
  1st Quarter . . . . . . . . . . . . . . . . . . .    37 1/2       21 7/8

FISCAL 1994

  4th Quarter . . . . . . . . . . . . . . . . . . .   $26 1/4      $19 1/4
  3rd Quarter . . . . . . . . . . . . . . . . . . .    28 3/4       21 3/4
  2nd Quarter . . . . . . . . . . . . . . . . . . .    27 1/8           19
  1st Quarter . . . . . . . . . . . . . . . . . . .    21 1/2       16 1/4

FISCAL 1993

  4th Quarter . . . . . . . . . . . . . . . . . . .   $19 1/2      $11 3/4
  3rd Quarter . . . . . . . . . . . . . . . . . . .        25       12 1/4
  2nd Quarter . . . . . . . . . . . . . . . . . . .    24 3/4       15 1/4
  1st Quarter . . . . . . . . . . . . . . . . . . .    17 1/2       14 1/4

On December 16, 1994, the closing sale price of the Company's Common Stock was $32 3/8 per share.

The Company has not paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain future earnings to fund the development and growth of its business. In addition, the Company's revolving credit facility restricts the Company's payment of dividends.

                              SELLING STOCKHOLDERS

The Shares are to be offered by and for the respective accounts of the Selling Stockholders. The number of Shares which each Selling Stockholder may offer is as follows:

                                                                 Shares                      Percentage
                                                  Shares        Offered          Shares          of
                                                   Owned        Pursuant         Owned        Ownership
                                                  before        to this          after        after the
Selling Stockholders                             Offering      Prospectus     Offering(1)     Offering
- -------------------------------------------------------------------------------------------------------
Nancy Anderson                                     3,453         3,453            0              0%
Ronald P. Antipa                                     319           319            0              0
Apple Computer, Inc.                              39,095        39,095            0              0
Bay Partners IV                                   54,212        54,212            0              0
Bessemer Venture Partners II, L.P.                65,532        65,532            0              0
California BPIV                                    4,712         4,712            0              0
Neill H. Brownstein                                5,282         5,282            0              0
Oguz Caglarcan                                        24            24            0              0
B.J. Cassin                                       43,368        43,368            0              0
B.J. Cassin, Conservator for Robert Cassin         2,023         2,023            0              0
Andrew Chase, TTEE for                               319           319            0              0
  the Chase 1991 Revocable Trust
Warren G. Christianson                               639           639            0              0
Clearwater Ventures, L.P.                          3,837         3,837            0              0
Cornerstone Ventures                              32,648        32,648            0              0
Cornerstone Ventures International, C.V.          24,629        24,629            0              0
Crown Associates III, a Limited Partnership       97,276        11,476         85,800            1.1
Crown Glynn Associates, a Limited Partnership     47,404         5,504         41,900            *
Michael J. Danaher                                    28            28            0              0
The Delaporte Partnership                            479           479            0              0
Delaware Charter Guarantee and Trust Co. TTEE        719           719            0              0
  f/b/o the Donald Grierson Money Purchase
  Pension Plan
Neal Dempsey and Jan Dempsey                         337           337            0              0
Melissa B. Eisenstat                                 400           400            0              0
F&W Investments 1992-II                              958           958            0              0
Ellen Flamm                                        1,510         1,510            0              0
Christopher F. Gabrieli                            1,062         1,062            0              0
GC&H Investments                                     958           958            0              0
Larry G. Gerdes                                      639           639            0              0
John W. Glynn, Jr.                                 6,070         3,070          3,000            *
Norman M. Goldfarb                                   255           255            0              0
Charles R. Goodman                                   690           690            0              0
Guarantee and Trust Co., TTEE f/b/o                  496           496            0              0
  the Charles R. Goodman IRA Rollover
Grace Ventures Partnership III, L.P.              67,168        67,168            0              0
Donald K. Grierson                                   855           855            0              0
Brad Hebert                                           63            63            0              0
Chris Horn                                           319           319            0              0
Nancy L. Hughes                                      511           511            0              0
IAI Investment Funds VIII, Inc.                    3,605         3,605            0              0

                                                                           Shares                      Percentage
                                                            Shares        Offered         Shares           of
                                                             Owned        Pursuant         Owned        Ownership
                                                            before        to this          after        after the
Selling Stockholders                                       Offering      Prospectus     Offering(1)     Offering
- -----------------------------------------------------------------------------------------------------------------
IAI Investment Funds IV, Inc.                               18,022        18,022            0              0
IAI Investment Funds VII, Inc.                               7,920         7,920            0              0
Robert B. Jack                                                 586           586            0              0
Paul K. Joas                                                   639           639            0              0
Robert Eliot King, TTEE under Trust of the R.E.K.              737           737            0              0
  Profit Sharing Plan
Roy Kirkorian                                                  639           639            0              0
Donald L. Lucas Successor-TTEE,                              7,361         7,361            0              0
  Donald L. Lucas Profit Sharing Trust
Donald L. Lucas, TTEE for the                                  286           286            0              0
  Donald L. Lucas and Lygia S. Lucas Trust
Richard M. Lucas Cancer Foundation                           1,298         1,298            0              0
Donald A. Lucas                                                355           355            0              0
MMC/GATX Partnership No. 1                                   1,827         1,827            0              0
Ted Mihara                                                      56            56            0              0
Motet Corporation                                              798           798            0              0
North American Trust Co. f/b/o Heller,                         304           304            0              0
  Ehrman, White & McAuliffe/Victor A. Hebert
Robert J. Oster & Marion E. Oster, TTEES of                  3,614         3,614            0              0
  the Oster Family Revocable Trust
Suzanne C. Oster                                                17            17            0              0
Peggy Palkovic                                                  45            45            0              0
Alberto Perez                                                  798           798            0              0
The Pidwell Family Living Trust                                511           511            0              0
Ken Preminger                                                  639           639            0              0
The Kenneth Ross Trust                                      24,406        24,406            0              0
The Ross Children Trust                                        479           479            0              0
The Marde Ross Trust                                           319           319            0              0
Thomas P. Ruhm                                                  92            92            0              0
Sand Hill Financial Company                                 24,738        24,738            0              0
Joseph P. Schoendorf                                         1,348         1,348            0              0
John Schwarzkopf                                                42            42            0              0
Stanford University                                             75            75            0              0
Teton Capital Company                                       16,753        16,753            0              0
Max E. Toy                                                     357           357            0              0
U.S. Trust Co. of New York, TTEE for                         8,606         8,606            0              0
  the Crown Trust
William Walker                                                 895           895            0              0
The Weeden Family Trust                                        958           958            0              0
WS Investments 88B                                              89            89            0              0
Jeanne D. Wohlers                                            5,872         5,872            0              0
Emerson Yelton                                                 304           304            0              0
M. Melanie Yelton                                              152           152            0              0
Bert L. Zaccaria                                             1,995         1,995            0              0
                                                         --------------------------------------------------------
Total                                                      645,285       514,585        130,700            1.6%

_____________________
*   Less than 1%

(1) Assumes that all of the Shares owned by each Selling Stockholder and registered under this registration statement are sold during the distribution period.

None of the Selling Stockholders within the past three years has had any material relationship with the Company or any of its affiliates except as described under "Recent Developments" above.

Each Selling Stockholder represented to the Company in connection with the completion of the Merger that it was acquiring its Shares without any present intention of effecting a distribution of those Shares. In recognition of the fact, however, that investors may want to be able to sell their shares when they consider it appropriate, pursuant to the terms of the Reorganization Agreement, the Company agreed to file the Registration Statement with the Commission to permit the public sale of the Shares and to use all reasonable efforts to keep the Registration Statement effective until the earlier of November 29, 1996 or the sale of all of the Shares pursuant to Rule 144 under the Securities Act or the Registration Statement. The Company will prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep it effective until all of the Shares have been sold pursuant to the Registration Statement or until registration of the Shares is no longer required by reason of Rule 144(k) under the Securities Act or other rules of similar effect.

                              PLAN OF DISTRIBUTION

The Shares offered hereby may be sold from time to time by the Selling Stockholders for their own accounts. The Company will receive none of the proceeds from this offering. The Selling Stockholders will pay or assume brokerage commissions or other charges and expenses incurred in the sale of the Shares.

The distribution of the Shares by the Selling Stockholders is not subject to any underwriting agreement. The Shares covered by this Prospectus may be sold by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest. The Shares offered by the Selling Stockholders may be sold from time to time at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. In addition, the Selling Stockholders may sell their Shares covered by this Prospectus through customary brokerage channels, either through broker-dealers acting as agents or brokers, or through broker-dealers acting as principals, who may then resell the Shares, or at private sale or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from the Selling Stockholders and/or purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Any broker dealers that participate with the Selling Stockholders in the distribution of Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of Shares placed by them might be deemed to be underwriting discounts and commissions within the meaning of the Securities Act, in connection with such sales.

Any shares covered by the Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

                                 LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Testa, Hurwitz & Thibeault, Boston, Massachusetts.


                                    EXPERTS

The consolidated financial statements of IMRS Inc., incorporated by reference in IMRS' Annual Report (Form 10-K) for the year ended June 30, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing.

- -------------------------------------------------------------          -------------------------------------------------------------


No person has been authorized to give any information or to
make any representations other than those contained in this
Prospectus and, if given or made, such information or                                          514,585 SHARES
representations must not be relied upon as having been
authorized by the Company, any Selling Stockholder or any
other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer in any jurisdiction in
which such offer or solicitation would be unlawful or to any person to whom it is unlawful. Neither the delivery of this
Prospectus nor offer of any sale made hereunder shall, under                                     IMRS INC.
any circumstances, create an implication that there has been no change in the affairs of the Company or that information
contained herein is correct as of any time subsequent to this date hereof.


                       -----------------
                                                                                                COMMON STOCK

                       TABLE OF CONTENTS

                                                    Page
                                                    ----

Available Information                                 2
Incorporation of Certain Information
    by Reference                                      2
Trademarks                                            3                                        --------------
The Company                                           3
Recent Developments                                   4                                          PROSPECTUS
Investment Considerations                             4
Use of Proceeds                                       6                                        --------------
Price Range of Common Stock                           7
Selling Stockholders                                  8
Plan of Distribution                                 11
Legal Matters                                        12
Experts                                              12                                       DECEMBER __, 1994



- --------------------------------------------------------------         -------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the Common Stock offered hereby are as follows:


      SEC Registration Fee                                           $ 5,722.54
      Nasdaq Filing Fee                                               12,140.00
      Legal fees and expenses                                         10,000.00
      Accounting fees and expenses                                     2,000.00
      Blue Sky fees and expenses (including legal fees)                2,000.00
                                                                     ----------
          Total                                                      $31,862.54

      The Company will bear all expenses shown above.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Delaware General Corporation Law, the Company's certificate of incorporation and by-laws provide for indemnification of the Company's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the Company's restated certificate of incorporation filed as Exhibit 3.1 to the Company's Registration Statement on Form S-1 (No. 33-42855) and the Company's by-laws filed as Exhibit 3.2 to the Company's Registration Statement on Form S-1 (No. 33-42855).

ITEM 16. EXHIBITS.

           5      Opinion of Testa, Hurwitz & Thibeault
        23.1      Consent of Ernst & Young LLP
        23.2      Consent of Testa, Hurwitz & Thibeault (included in Exhibit 5)
          24      Power of Attorney (see page II-3)

ITEM 17. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represent a fundamental change in the information set forth in this Registration Statement; and

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities
     Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where appropriate, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

            (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

            (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Stamford, Connecticut on December 20, 1994

                                        IMRS INC.

                                        By: /s/ James A. Perakis
                                           ----------------------
                                        James A. Perakis
                                        Chairman of the Board of
                                        Directors and Chief Executive Officer

                       POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of IMRS Inc., hereby severally constitute and appoint James A. Perakis and Lucy Rae Ricciardi, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, and generally do all things in our names and on our behalf in such capacities to enable IMRS Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                            Title(s)                                 Date
- ---------                            --------                                 ----
/s/ James A. Perakis                 President, Chief Executive Officer and   December 16, 1994
- ------------------------             Director (principal executive officer)
James A. Perakis

/s/ Lucy Rae Ricciardi               Chief Financial Officer (principal       December 16, 1994
- ------------------------             financial and accounting officer)
Lucy Rae Ricciardi

/s/ Gary G. Greenfield               Director                                 December 17, 1994
- ------------------------
Gary G. Greenfield

/s/ Harry S. Gruner                  Director                                 December 15, 1994
- ------------------------
Harry S. Gruner

/s/ William W. Helman IV             Director                                 December 16, 1994
- ------------------------
William W. Helman IV

/s/ Marco Arese Lucini               Director                                 December 16, 1994
- ------------------------
Marco Arese Lucini

/s/ Aldo Papone                      Director                                 December 15, 1994
- ------------------------
Aldo Papone

/s/ Robert W. Thomson                Director                                 December 17, 1994
- ------------------------
Robert W. Thomson

                                 EXHIBIT INDEX


      Exhibit No.           Description of Exhibit
      -----------           ----------------------
           5                Opinion of Testa, Hurwitz & Thibeault
          23.1              Consent of Ernst & Young LLP
          23.2              Consent of Testa, Hurwitz & Thibeault (included in Exhibit 5.)
           24               Power of Attorney (see page II-3)
